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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:                                    TONI GUZMAN
                                            Aames Financial Corporation
                                            (213) 210-5311
                                                or
                                            JEFF LLOYD/STEVE HAWKINS
                                            Sitrick And Company
                                            (310) 788-2850

                         WITHERSPOON RESIGNS AAMES POSTS

         Los Angeles, California -- March 10, 1998 -- Aames Financial Corporation (NYSE:AAM) today announced that Gregory J. Witherspoon has resigned as executive vice president for strategic planning and as a member of the company's board of directors. He will remain as a consultant to the company.

         Witherspoon, 51, said that he is resigning in order to pursue other interests. A certified public accountant, Witherspoon joined Aames as controller in April of 1987, and was named chief financial officer later in that year. He became a director in 1991 and executive vice president in 1994. In November of 1997 he was named executive vice president for strategic planning.

         Neil B. Kornswiet, co-chairman and president, said, "We would like to thank Greg for his many contributions to Aames over the years. He has been a valuable member of our team, and we wish him well in his new endeavors."

         Cary H. Thompson, chief executive officer, added "We are pleased that Greg will continue to be available as a consultant primarily in the development of new business opportunities."

         Aames Financial Corporation is a leading home equity lender, and currently operates 82 Aames Home Loan offices serving 31 states throughout the United States. Its wholly owned subsidiary, One Stop Mortgage, Inc. currently operates 43 offices serving 42 states.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect


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the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies, negative impact on cash flow, right to terminate mortgage servicing; prepayment, basis and credit risk; losses in securitization trusts, right to terminate mortgage servicing; risk of adverse changes in secondary market for mortgage loans; risks of contracted servicing; dependence on funding sources; capitalized interest-only strips, mortgage servicing rights; recent acquisition of One Stop; dependence on broker network; impact of increases in correspondent pricing; risks associated with high loan-to-value loan products; risks involved in commercial mortgage lending; competition; concentration of operations in California; timing of loan sales; year 2000 compliance; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1997, form 10- Q for the quarter ended September 30, 1997 and form 10-Q for the quarter ended December 31, 1997.

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